Exhibit 3.56

ARTICLES OF INCORPORATION

OF

ANDREWS SKIM OIL BUYERS, INC.

ARTICLE ONE

The name of the corporation is Andrews Skim Oil Buyers, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is (1,000,000) ONE MILLION (1,000,000) shares non-par.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than One Thousand Dollars ($1,000) consisting of money, labor done, or property actually received.

ARTICLE SIX

The street address of its initial registered office is

4507-16th Street

Lubbock, Texas 79416

and the name of its initial registered agent at such address is Jerry Ritter.

ARTICLE SEVEN

The number of directors constituting the initial board of directors is 1, and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of the share-holders or until their successors are elected and qualified are:

Jerry Ritter

4507-16th Street

Lubbock, Texas 79416

ARTICLE EIGHT

The name and address of the incorporator is:

James R. Johnson
4013-34th Street
Lubbock, Texas 79410

Signed	/s/ James R. Johnson
Incorporator

STATE OF TEXAS

COUNTY OF Lubbock

Before me, a notary public, on this day personally appeared James R. Johnson, known to me to be the Person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

Given under my hand and seal of office this 4th day of May, A.D. 1990.

/s/ Isavel C. Carrizales
(Notary Seal)	Notary Public, State of Texas

My commission expires: May 1, 1993